Execution Copy

Confidential

January 6, 2022

Scholar Rock, Inc.

301 Binney Street

Third Floor

Cambridge, MA 02142

Re:	Expiration of the Master Collaboration Agreement, by and between Gilead Sciences, Inc. (“Gilead”) and Scholar Rock, Inc. (“SR”), effective as of December 19, 2018 (the “Collaboration Agreement”)

Ladies and Gentlemen:

Capitalized terms used in this letter and not defined herein shall have the meaning set forth in the Collaboration Agreement (as defined above).  Gilead and SR are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

As of December 19, 2021, Gilead decided not to exercise any option to any Program under the Collaboration Agreement and the Collaboration Agreement has expired in its entirety pursuant to the terms of Section 10.1 of the Collaboration Agreement.

1.Expiration of Collaboration Agreement in Its Entirety.  Pursuant to the terms of Section 10.1 of the Collaboration Agreement, the Parties hereby acknowledge and agree that the Collaboration Agreement has expired its entirety on December 19, 2021.  The terms of Section 10.6.1 (other than Sections 10.6.1(c)-(g) (inclusive)) of the Collaboration Agreement shall apply with respect to each Program.  In addition, (a) the Option Exercise Period for all Programs is hereby terminated and deemed expired and, except as expressly set forth in this letter agreement or in Section 10.6.3 of the Collaboration Agreement, all of Gilead’s rights with respect to all Program Antibodies are terminated and expired,  (b) Gilead hereby acknowledges and agrees that, as between the Parties, SR exclusively owns all right, title and interest in and to all Program Specific Information existing as of December 19, 2021, (c) all Program Specific Information is hereby deemed to be SR’s Confidential Information, and (d) Sections 7.4.3 and 10.6.1(c)-(g) (inclusive) of the Collaboration Agreement no longer apply, and the Parties hereby waive all of their respective rights thereunder.  Gilead hereby represents and warrants to SR that neither Gilead nor any of its Affiliates Control as of December 19, 2021 any Know-How or Patents that would be Gilead Reversion IP.  Each party acknowledges and agrees that to the best of its knowledge, as of December 19, 2021, there are no Joint Collaboration Patents.  The Parties further hereby acknowledge and agree that Section 10.7 of the Collaboration Agreement shall continue to apply, subject to this letter; provided that the rights and obligations of the Parties set forth in the following Sections of the Collaboration Agreement do not survive the effective date of expiration:  Section 2.5, Section 2.10 Section 6.7.6, Section 7.4.1(b) and Section 10.6.1(c)-(g) (inclusive).
2.MTA.  Gilead acknowledges the survival of certain obligations under the Materials Transfer Agreement by and between the Parties, effective November 6, 2019, as amended, in accordance with the terms thereof.
3.Miscellaneous.  Except as specifically provided for in this letter agreement, the survival provisions of the Collaboration Agreement shall remain unmodified and in full force and effect.  In the event of any inconsistency or conflict between the Collaboration Agreement and this letter agreement, the

Execution Copy

Confidential

provisions of this letter agreement shall govern and control.  Sections 11.3, 11.6 and 11.19 of the Collaboration Agreement shall apply mutatis mutandis to this letter agreement.

Please confirm your agreement to the above by signing and returning a copy of this letter agreement.

Sincerely,

GILEAD SCIENCES, INC.

BY: /s/ William Mendez

NAME: William Mendez

TITLE: V.P. Alliance Management

Acknowledged and agreed to by:

SCHOLAR ROCK, INC.

BY: /s/ Nagesh Mahanthappa

NAME: Nagesh Mahanthappa

TITLE: Interim CEO